Exhibit 99.1

Tenet Reports First Quarter 2010 Results

•	Adjusted EBITDA of $298 million, an increase of 7.2% compared to Q1’09

•	Adjusted EBITDA margin of 12.7%, an increase of 40 basis points, compared to Q1’09

•	2010 Outlook for adjusted EBITDA confirmed

DALLAS – May 4, 2010 – Tenet Healthcare Corporation (NYSE:THC) today reported adjusted EBITDA of $298 million for the quarter ended March 31, 2010, an increase of $20 million, or 7.2 percent, as compared to $278 million for the first quarter of 2009. Net income attributable to common shareholders for the first quarter of 2010 was $88 million, or $0.17 per diluted share, compared to $44 million, or $0.09 per diluted share, excluding a gain of $134 million, or $0.28 per diluted share, in the first quarter of 2009 related to the early extinguishment of debt. Including the gain, net income attributable to common shareholders in the first quarter of 2009 was $178 million, or $0.37 per diluted share.

“We achieved another quarter of solid progress in EBITDA growth,” said Trevor Fetter, president and chief executive officer. “Strong unit revenue growth offset soft volumes to drive revenue growth of 3.4 percent in the first quarter. This growth, coupled with solid cost control, produced a 7.2 percent increase in adjusted EBITDA. In the context of the continuing weak economic environment this was a very strong performance. On the basis of this solid first quarter, we are pleased to confirm our outlook for 2010 adjusted EBITDA.”

Discussion of Results

All percentage changes compare Q1’10 to Q1’09. Same hospital and total company statistics are identical.

First quarter 2010 EBITDA performance was driven by solid revenue growth and incremental cost efficiencies. Admissions and outpatient visits declined by 2.0 percent and 1.8 percent, respectively. A very light flu season and weather-related disruptions in some of our markets contributed to the softening in patient volumes. Commercial managed care admissions and outpatient visits declined by 7.2 percent and 6.4 percent, respectively, but the acuity of those volumes increased. The trends for both admissions and outpatient visits improved month-by-month in the quarter.

Net operating revenues increased by $77 million, or 3.4 percent, reflecting unit revenue improvement, higher acuity, and a slight increase in favorable prior year cost report adjustments. Unit revenue growth was particularly strong in our outpatient business which reported a 7.7 percent increase in net outpatient revenue per visit. Commercial managed care revenues increased by 2.8 percent, supported by higher acuity.

Total controllable operating expenses increased by 1.3 percent, or 3.5 percent per adjusted patient day. This increase included a 4.5 percent increase in salaries, wages and benefits per adjusted patient day, primarily the result of salary increases awarded to our broad employee population on October 1, 2009. Other operating expenses declined by $5 million, including a decline in malpractice expense.

Bad debt expense, increased by $33 million, or 21.2 percent, and was within our 2010 Outlook range. The increase in bad debt expense was primarily the result of an increase in uninsured admissions of 11.9 percent and a decline in collection rates from the first quarter of 2009. The Company’s collection rate from self-pay declined to 29.9 percent in the first quarter of 2010 as compared to 31.4 percent in the first quarter of 2009, but only slightly from 30.1 percent in the fourth quarter of 2009. The significant decline in charity volumes in the first quarter of 2010 moderated the growth in the cost of providing uncompensated care, which increased by $6 million as compared to the first quarter of 2009.

Adjusted net cash used in operating activities from continuing operations was negative $17 million and adjusted free cash flow from continuing operations was negative $100 million, reflecting capital expenditures of $83 million. This is an improvement from the negative $133 million of adjusted free cash flow from continuing operations in the first quarter of 2009. The Company’s usage of cash in the first quarter of each calendar year reflects annual cash payments for incentive compensation and our annual funding of the 401(k) match to employees. Cash and cash equivalents were $589 million at March 31, 2010. Net cash used in operating activities was $22 million in the first quarter of 2010 compared to net cash used in operating activities of $6 million in the first quarter of 2009. Numerous items contributed to the increase in cash usage in the first quarter of 2010, including a $52 million reduction in cash received from discontinued operations.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss first quarter 2010 results on a webcast scheduled for 10:00 AM (ET) on May 4, 2010. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides, to which management intends to refer on the call, will be posted to the Company’s website at approximately 7:30 AM (ET).

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before today’s webcast. This press release includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. A reconciliation of these financial measures and the most directly comparable GAAP measure is included in the financial tables at the end of this release.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media:	Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
	Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2010	%	2009	%	Change
Net operating revenues	$2,339	100.0%	$2,262	100.0%	3.4%
Operating expenses:
Salaries, wages and benefits	987	42.2%	965	42.7%	2.3%
Supplies	398	17.0%	391	17.3%	1.8%
Provision for doubtful accounts	189	8.1%	156	6.9%	21.2%
Other operating expenses, net	467	19.9%	472	20.9%	(1.1)%
Depreciation and amortization	95	4.1%	96	4.2%	(1.0)%
Impairment of long-lived assets and goodwill, and restructuring charges	—	—%	5	0.2%
Litigation and investigation costs	2	0.1%	1	—%

Operating income	201	8.6%	176	7.8%
Interest expense	(109)		(110)
Gain from early extinguishment of debt	—		134
Investment earnings	1		2

Income from continuing operations, before income taxes	93		202
Income tax expense	(3)		(5)

Income from continuing operations, before discontinued operations	90		197
Discontinued operations:
Income (loss) from operations	5		(1)
Impairment of long-lived assets and goodwill, and restructuring charges, net	1		(9)
Net losses on sales of facilities	—		(2)
Income tax expense	(1)		(2)

Income (loss) from discontinued operations	5		(14)

Net income	95		183
Less: Preferred stock dividends	6		—
Less: Net income attributable to noncontrolling interests	1		5

Net income attributable to Tenet Healthcare Corporation common shareholders	$88		$178

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$83		$193
Income (loss) from discontinued operations, net of tax	5		(15)

Net income attributable to Tenet Healthcare Corporation common shareholders	$88		$178

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.17		$0.40
Discontinued operations	0.01		(0.02)

	$0.18		$0.38

Diluted
Continuing operations	$0.16		$0.40
Discontinued operations	0.01		(0.03)

	$0.17		$0.37

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	481,917		478,372
Diluted	559,228		479,512

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in millions)	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$589	$690
Investments in Reserve Yield Plus Fund	2	2
Investments in marketable securities	2	11
Accounts receivable, less allowance for doubtful accounts	1,208	1,158
Inventories of supplies, at cost	151	153
Income tax receivable	26	35
Deferred income taxes	107	108
Assets held for sale	31	29
Other current assets	270	286

Total current assets	2,386	2,472
Investments and other assets	185	182
Property and equipment, at cost, less accumulated depreciation and amortization	4,249	4,313
Goodwill	607	607
Other intangible assets, at cost, less accumulated amortization	388	379

Total assets	$7,815	$7,953

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$2
Accounts payable	615	739
Accrued compensation and benefits	347	370
Professional and general liability reserves	106	106
Accrued interest payable	114	127
Accrued legal settlement costs	55	76
Other current liabilities	340	363

Total current liabilities	1,579	1,783
Long-term debt, net of current portion	4,271	4,272
Professional and general liability reserves	441	466
Accrued legal settlement costs	19	19
Other long-term liabilities	561	568
Deferred income taxes	153	148

Total liabilities	7,024	7,256
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock	334	334
Common stock	27	27
Additional paid-in capital	4,459	4,461
Accumulated other comprehensive loss	(31)	(32)
Accumulated deficit	(2,571)	(2,665)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	739	646
Noncontrolling interests	52	51

Total equity	791	697

Total liabilities and equity	$7,815	$7,953

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2010	2009
Net income	$95	$183
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	95	96
Provision for doubtful accounts	189	156
Deferred income tax expense	5	3
Stock-based compensation expense	7	7
Impairment of long-lived assets and goodwill, and restructuring charges	—	5
Fair market value adjustments related to LIBOR cap agreement	2	—
Litigation and investigation costs	2	1
Gain from early extinguishment of debt	—	(134)
Pretax (income) loss from discontinued operations	(6)	12
Other items, net	6	7
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(242)	(228)
Inventories and other current assets	3	(16)
Income taxes	17	4
Accounts payable, accrued expenses and other current liabilities	(146)	(117)
Other long-term liabilities	(27)	(11)
Payments against reserves for restructuring charges and litigation costs	(24)	(28)
Net cash provided by operating activities from discontinued operations, excluding income taxes	2	54

Net cash used in operating activities	(22)	(6)
Cash flows from investing activities:
Purchases of property and equipment—continuing operations	(78)	(85)
Purchases of property and equipment—discontinued operations	—	(1)
Construction of new and replacement hospitals	(5)	(16)
Proceeds from sales of facilities and other assets – discontinued operations	—	251
Proceeds from sales of marketable securities, long-term investments and other assets	12	18
Distributions received from investments in Reserve Yield Plus Fund	—	8
Other items, net	3	(1)

Net cash provided by (used in) investing activities	(68)	174
Cash flows from financing activities:
Repayments of borrowings	(7)	(1)
Proceeds from borrowings	1	—
Deferred debt issuance costs	—	(22)
Cash dividends on preferred stock	(6)	—
Contributions from noncontrolling interests	1	—
Distributions paid to noncontrolling interests	(1)	(2)
Other items, net	1	2

Net cash used in financing activities	(11)	(23)

Net increase (decrease) in cash and cash equivalents	(101)	145
Cash and cash equivalents at beginning of period	690	507

Cash and cash equivalents at end of period	$589	$652

Supplemental disclosures:
Interest paid, net of capitalized interest	$(112)	$(149)
Income tax refunds, net	$17	$—

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended March 31,
	2010	2009	Change
Net inpatient revenues	$1,544	$1,514	2.0%
Net outpatient revenues	$706	$668	5.7%
Number of general hospitals (at end of period)	49	49	—	*
Licensed beds (at end of period)	13,430	13,415	0.1%
Average licensed beds	13,431	13,409	0.2%
Utilization of licensed beds	54.0%	55.7%	(1.7%)	*
Patient days	652,952	672,636	(2.9%)
Adjusted patient days	958,248	978,841	(2.1%)
Net inpatient revenue per patient day	$2,365	$2,251	5.1%
Admissions	132,599	135,335	(2.0%)
Adjusted patient admissions	195,909	198,097	(1.1%)
Net inpatient revenue per admission	$11,644	$11,187	4.1%
Average length of stay (days)	4.9	5.0	(0.1)	*
Surgeries	87,998	89,640	(1.8%)
Net outpatient revenue per visit	$741	$688	7.7%
Outpatient visits	952,915	970,319	(1.8%)
Sources of net patient revenue
Medicare	25.1%	26.9%	(1.8%)	*
Medicaid	8.7%	7.9%	0.8%	*
Managed care governmental	14.8%	14.8%	—	*
Managed care commercial	40.5%	40.6%	(0.1%)	*
Indemnity, self-pay and other	10.9%	9.8%	1.1%	*

* This change is the difference between the 2010 and 2009 amounts shown

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) net gain (loss) on sales of investments, (7) investment earnings (loss), (8) gain (loss) from early extinguishment of debt, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2010 and 2009.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs, operating cash flows from discontinued operations, excluding income taxes, capital expenditures in continuing operations, and new hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three months ended March 31, 2010 and 2009.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1—Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet

Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2010	2009
Net income attributable to Tenet Healthcare Corporation common shareholders	$88	$178
Less: Net income attributable to noncontrolling interests	(1)	(5)
Preferred stock dividends	(6)	—
Income (loss) from discontinued operations, net of tax	5	(14)

Income from continuing operations	90	197
Income tax expense	(3)	(5)
Investment earnings	1	2
Gain from early extinguishment of debt	—	134
Interest expense	(109)	(110)

Operating income	201	176
Litigation and investigation costs	(2)	(1)
Impairment of long-lived assets and goodwill, and restructuring charges	—	(5)
Depreciation and amortization	(95)	(96)

Adjusted EBITDA	$298	$278

Net operating revenues	$2,339	$2,262

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	12.7%	12.3%

Additional Supplemental Non-GAAP Disclosures
Table #2 Reconciliation of Adjusted Free Cash Flow
(Unaudited)
(Dollars in millions)	Three Months Ended March 31,
	2010	2009
Net cash used in operating activities	$(22)	$(6)
Less:
Income tax refunds, net	17	—
Payments against reserves for restructuring charges and litigation costs	(24)	(28)
Net cash provided by operating activities from discontinued operations, excluding income taxes	2	54

Adjusted net cash used in operating activities – continuing operations	(17)	(32)
Purchases of property and equipment – continuing operations	(78)	(85)
Construction of new and replacement hospitals	(5)	(16)

Adjusted Free Cash Flow – continuing operations	$(100)	$(133)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3—Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High
Net income attributable to Tenet Healthcare Corporation common shareholders	$85	$154
Less:
Net income attributable to noncontrolling interests	(6)	(12)
Preferred stock dividends	(24)	(24)
Loss from discontinued operations, net of tax	(20)	(5)

Income from continuing operations	135	195
Income tax (expense) benefit	(15)	(20)

Income from continuing operations, before income taxes	150	215
Interest expense, net	(435)	(415)

Operating income	585	630
Litigation and investigation costs	(15)	—
Depreciation and amortization	(385)	(420)

Adjusted EBITDA	$985	$1,050

Net operating revenues	$9,300	$9,500
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.6%	11.1%

Additional Supplemental Non-GAAP Disclosures

Table #4—Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2010

(Unaudited)
(Dollars in millions except per share amounts)	Low	High
Adjusted EBITDA (from Table # 3, above)	$985	$1,050
Depreciation and amortization	(385)	(420)
Interest expense, net	(435)	(415)

Normalized income from continuing operations before income taxes	165	215
Normalized income tax expense (a)	(65)	(85)

Normalized income from continuing operations	100	130
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(6)	(12)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$70	$94

Weighted average shares outstanding (in millions)	504	504
Normalized earnings per share – continuing operations (a)	$0.14	$0.19

(a)	Uses normalized tax rate of 40.0 percent.

Table #5 Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$427	$542
Less:
Income tax payments, net	(25)	(10)
Payments against reserves for restructuring charges and litigation costs	(78)	(78)
Net cash used in operating activities from discontinued operations, excluding income taxes	(50)	(20)

Adjusted net cash provided by operating activities – continuing operations	580	650
Purchases of property and equipment – continuing operations	(440)	(480)
Construction of new and replacement hospitals	(35)	(45)

Adjusted Free Cash Flow – continuing operations	$105	$125